  EXHIBIT 10.2

SPINOFF SEPARATION AGREEMENT

This SPINOFF SEPARATION AGREEMENT (this “Agreement”), is dated as of June 27, 2018, by and between Friendable, Inc., a Nevada corporation (“Parent”), Fan Pass, Inc. (“Fan Pass”), a Nevada corporation and wholly owned Subsidiary of Parent, and Sharps Technology, Inc. (“Sharps”), a Wyoming corporation. Parent, Fan Pass and Sharps will individually be referred to as a “Party” and collectively as the “Parties.”

RECITALS

A.         Parent is entering into a share exchange agreement with Sharps (“Share Exchange Agreement”) pursuant to which Sharps will sell, transfer, convey, assign and deliver 100% of its issued and outstanding shares of common stock in consideration for the issuance by Parent to Sharps’ shareholders Parent Common Stock, par value $0.0001.

B.         As a condition to entering into the Share Exchange Agreement, Parent requires that Sharps Technology, Inc. agree that at the consummation of the Share Exchange Agreement, Fan Pass be an independent, publicly owned company comprising the business of Fan Pass.

C.           Pursuant to the terms described in the S-1 Registration Statement (as defined below), Parent intends to make a distribution to its stockholders of the outstanding shares of capital stock of Fan Pass in accordance with the terms hereof and thereof (the “Spin-Off”).

D.           As a consequence of the Spin-Off, Fan Pass will cease to be a Subsidiary of Parent.

E.           The Parties intend for the Spin-Off to qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”).

F.           Parent, Fan Pass and Sharps desire to allocate certain rights and responsibilities of Parent, Fan Pass, Sharps and their respective Subsidiaries and successors for periods before and after the Spin-Off.

Accordingly, the Parties agree as follows:

I. DEFINITIONS

1.1   Definitions. In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms will have the meanings specified below when used in this Agreement with initial capital letters:

“Action” means any controversy, claim, action, litigation, arbitration, mediation or any other proceeding by or before any Governmental Entity, arbitrator, mediator or other Person acting in a dispute resolution capacity, or any investigation, subpoena or demand preliminary to any of the foregoing.

“Affiliate” means, with respect to a Person, another Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition “control” as applied to any Person means the possession, directly or indirectly, of the power to vote five percent or more of the securities entitled to vote or otherwise to direct or cause the direction of, the management and policies of such Person, whether through the ownership of securities entitled to vote, by contract or otherwise.

“Agent” has the meaning set forth in Section 2.3.

“Agreement” has the meaning set forth in the Preamble.

“Business Day” means any day on which commercial banks in New York are not required or authorized to be closed by Law or executive order.

“Code” has the meaning set forth in Recital E.

“Common Stock” means the Common Stock of Fan Pass Inc., par value $0.0001 per share.

“Confidential Information” has the meaning set forth in Section 3.6.

“Damages” has the meaning set forth in Section 4.1.

“GAAP” means United States generally accepted accounting principles as in effect at the time of determination, consistently applied.

“Governmental Entity” means any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board, bureau, body or other governmental authority or instrumentality or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, federal, state or local.

“Fan Pass” has the meaning set forth in the Preamble.

“Fan Pass Group” means, as the context may require, (i) Fan Pass and (ii) any one or more Affiliates of Fan Pass following the Spin-Off.

“Indemnified Party or Parties” has the meaning set forth in Section 4.1.

“Indemnifying Party” has the meaning set forth in Section 4.5.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Liability” or “Liabilities” mean all debts, liabilities, losses and obligations whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet; provided that, except for references in Article IV, “Liabilities” will not include any liabilities for or in respect of any benefit plans, programs, agreements, and arrangements.

“Order” means any order, judgment, ruling, decree, writ, permit, license or other requirement of any Governmental Entity.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock of Parent, par value $0.0001 per share.

“Parent Group” means, as the context may require, (i) Parent and (ii) any one or more Affiliates of Parent following the Spin-Off.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Person” means any individual or legal entity, including any partnership, joint venture, corporation, trust, unincorporated organization, limited liability company or Governmental Entity.

“Record Date” means the close of business on the date to be determined by the Board of Directors of Parent as the record date for determining stockholders of Parent entitled to receive Common Stock in the Spin-Off, which date will be June 26, 2018.

“S-1 Registration Statement” means the S-1 registration statement to be filed by Fan Pass contemporaneously with the execution of this Agreement for the distribution and registration of the common stock of Fan Pass pursuant to the terms and conditions as further described in the S-1 Registration Statement.

“Series A Preferred Stock” means the Series A preferred stock of Fan Pass, par value $0.0001 per share.

“Share Exchange Agreement” has the meaning set forth in Recital A.

“Share Issuance” has the meaning set forth in Section 2.2.

“Spin-Off” has the meaning set forth in Recital C.

“Spin-Off Date” means the date on which the Spin-Off occurs.

“Subsidiary” of any Person means any Person whose financial results are required to be consolidated with the financial results of the first Person in the preparation of the first Person’s financial statements under GAAP.

1.2    Interpretation.

(a)    When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a Party includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein which are defined in GAAP have the meanings ascribed to them therein. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, that would violate any applicable Law.

(b)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

II.     SPIN-OFF

2.1    The Spin-Off. Subject to the satisfaction, or to the extent permitted by applicable Law, waiver of the conditions set forth in Article V, the Board of Directors of Parent (the “Parent Board”) has established the Record Date and the Spin-Off Date and any procedures it determined to be necessary or appropriate in connection therewith.

2.2    Fan Pass Share Issuance. Prior to the Spin-Off Date, Parent will take, or cause to be taken, all actions necessary to issue to Parent such number of shares of Common Stock, including, if applicable, by reclassifying the outstanding shares of Common Stock (the “Share Issuance”), for the purpose of increasing the outstanding shares of Common Stock such that, immediately prior to the Spin-Off Date, Fan Pass will have not less than an aggregate number of outstanding shares of Common Stock that is equal to one share of Common Stock for each share of Parent Common Stock issued and outstanding on the Record Date as well as sufficient shares of Common Stock for all conversions envisioned under the Surrender and Exchange Agreements concurrently executed which covers all convertible debt of Parent and all issued and outstanding shares of Series A Preferred Stock (collectively, the “Conversions”).

2.3   Delivery of Shares to the Agent. On or prior to the Spin-Off Date, Parent will authorize the book-entry transfer by Parent’s transfer agent, (the “Agent”) of all of the outstanding shares of Common Stock to be distributed in connection with the Spin-Off including without limit the Series A Preferred Stock and shares of Common Stock issuable upon conversion of the Series A Preferred Stock. After the Spin-Off Date, upon the request of the Agent, Fan Pass will provide all book-entry transfer authorizations that the Agent requires in order to effect the Spin-Off of the shares of Common Stock to Parent stockholders and the issuance of the Series A Preferred Stock, as if required.

2.4   The Spin-Off.

(a)    On the terms and subject to the conditions of this Agreement, following consummation of the Share Issuance and the effectiveness of the S-1 Registration Statement, the Parent Board will declare and Parent will distribute and issue all of the shares of Common Stock held by Parent to Parent stockholders at a rate of one share of Common Stock to each holder of Parent Common Stock then outstanding as well as all shares of the Series A Preferred Stock. Until the consummation of the Spin-Off, Parent will own and the Agent will hold the shares of Common Stock and Preferred Stock as nominee on behalf of and for the benefit of Parent. Upon consummation of the Spin-Off, pursuant to, and in accordance with the terms hereof, the Agent will distribute by book-entry transfer (i) in respect of each outstanding share of Parent Common Stock held by holders of record of Parent Common Stock on the Record Date, one share of Common Stock, and (ii) such shares of Series A Preferred Stock requiring distribution, if any.

(b)     In addition, Fan Pass will deliver to Parent one share of Common Stock for each share of Parent Common Stock (if any) reserved for issuance upon the Conversions.

2.5    Fractional Shares. No certificate representing fractional shares of Common Stock will be issued as part of the Spin-Off. Each holder of Parent Common Stock who otherwise would have been entitled to a fraction of a share of Common Stock pursuant to Section 2.4 (after aggregating all of such Person’s shares of Common Stock immediately prior to the consummation of the Spin-Off) will receive a cash payment in lieu of such fractional shares. Parent will instruct the Agent to (i) determine the number of whole shares and fractional shares of Common Stock and Series A Preferred Stock allocable to each holder of record or beneficial owner of Parent Common Stock on the Spin-Off Date, (ii) aggregate all such fractional shares into whole shares of Common Stock, (iii) sell the whole shares of Common Stock obtained in clause (ii) in the open market on behalf of holders of record or beneficial owners who otherwise would be entitled to receive fractional shares of Common Stock, and (iv) distribute to each such holder or for the benefit of each such beneficial owner such holder’s or owner’s ratable share of the total proceeds (net of total selling and conversion expenses) of such sale; provided, however, that the Agent will have sole discretion to determine when, how, through which broker-dealer and at what price to execute the sales.

2.6    Intercompany Matters. As of immediately prior to the Spin-Off Date, all rights and Liabilities of, from or to any member of the Parent Group, on the one hand, and any member of the Fan Pass Group, on the other hand, will be netted against each other and the resulting balance will be cash settled as applicable, by Parent or Fan Pass, as the case may be, and all contracts between or among such parties will terminate, in each case other than under this Agreement or any of the other agreements or instruments contemplated hereby or any Liabilities arising therefrom. In the event any such intercompany amounts are identified following the Spin-Off Date that were not netted as contemplated by the preceding sentence, such amounts will be cash settled when they arise or are identified. In the event of any refund or credit relating to the Fan Pass Group or the Parent Group which is received by the other group after the Spin-Off Date, such other group will provide the Fan Pass Group or Parent Group, as applicable, with the benefit of such refund or credit.

III.     REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1    Representations. Each of Parent, Fan Pass and Sharps, as applicable, represents and warrants to the other as set forth below.

(a)    Each Party has full power and authority to execute and deliver this Agreement and to consummate the Spin-Off. The execution and delivery of this Agreement and the consummation of the Spin-Off have been duly and validly authorized by each Party, and no other proceedings on the part of such Party or any other Person are necessary to authorize the execution and delivery by such Party of this Agreement or the consummation of the Spin-Off. This Agreement has been duly and validly executed and delivered by the Parties, and (assuming the valid execution and delivery of this Agreement by the other Parties) constitutes the legal, valid and binding agreement of such Party enforceable against it in accordance with its terms, except as such obligations and their enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, (ii) by general principles of equity, or (iii) the power of a court to deny enforcement of remedies based on public policy.

(b)    Each of Fan Pass, Parent, and Sharps, as applicable, has retained separate legal advisors in connection with the Spin-Off, and the terms of this Agreement have been negotiated by such parties at arm’s length by their respective representatives.

3.2    Litigation Matters. For a period of one years after the Closing Date, each Party will, to aid each other Party in the defense of any third-party Action relating to the business of the other Party to the extent such Party has personnel or information relevant to such business or Action, make available during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and records in their possession, custody and/or control relating to such business reasonably necessary to permit the effective defense or investigation of such Action. If information other than that pertaining to the applicable business that is the subject of the Action is contained in such records, Parent, Fan Pass and Sharps will make reasonable efforts to protect any confidential information, including entering into appropriate confidentiality agreements. To the extent any such Action primarily relates to Fan Pass’s or any of its Subsidiaries’ businesses, all such costs will be directly borne by Fan Pass. To the extent any such Action relates to Parent’s or any of its subsidiaries’ businesses (other than Fan Pass or any of its subsidiaries) and Fan Pass’s or any of their respective subsidiaries’ businesses, all such documented costs will be allocated proportionately, based on their respective business interest in such action, between Fan Pass and Parent, provided however that the Parent Principal Stockholders, as defined in the Share Exchange Agreement will indemnify Sharps for any damages arising out of the Spin-Off, as set forth in the Exchange Agreement.

3.3    Cooperation.

(a)    Each of Parent, Fan Pass and Sharps will comply fully with all notification, reporting and other requirements under any Law or Order applicable to the Spin-Off. Parent, Fan Pass and Sharps will use their commercially reasonable efforts to obtain, as soon as practicable, the authorizations that may be or become necessary for the performance of their respective obligations under this Agreement and the consummation of the Spin-Off and will cooperate fully with each other in promptly seeking to obtain such authorizations, except that no such Party will be required to make any material expenditure in connection with its obligations under this Section 3.3. Where the cooperation of third parties such as insurers or trustees would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party will use commercially reasonable efforts to cause such third parties to provide such cooperation, except that no Party will be required to make any material expenditure in connection therewith.

(b)    In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) reasonable best efforts, prior to, at and after the Spin-Off, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part permitted under applicable law to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable.

(c)     After the Spin-Off, except in the case of any Action by one Party or its Affiliates against the other Party or its Affiliates, each Party will use its commercially reasonable efforts to make available to the other, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such Party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents are reasonably requested in connection with any Action in which the requesting Party may from time to time be involved or any other reasonable business purpose, regardless of whether, in the case of an Action, such Action is a matter with respect to which indemnification may be sought hereunder.

(d)    The obligation of the Parties to provide witnesses pursuant to this Section 3.3 is intended to be interpreted in a manner so as to facilitate cooperation.

3.4    Expenses. Whether or not the Spin-Off is consummated, all costs and expenses incurred in connection with this Agreement and the Spin-Off will be borne by each of the Parties, respectively, as such costs and expenses relate to such Party’s respective obligations, unless otherwise provided herein. The costs and expenses related to the preparation and filing by Fan Pass of the S-1 Registration Statement with the Securities and Exchange Commission will be borne by Parent in the event the Spin-Off is consummated, provided that it shall not result in any liabilities including accounts payable to be incurred by Parent that have not otherwise been satisfied at the time of the closing of the Share Exchange Agreement (the “Share Exchange Closing”). For the avoidance of doubt, each Party will bear its internal and external costs and expenses of complying with any covenant herein, except and solely to the extent otherwise provided herein.

3.5    Certain Insurance Matters. With respect to any Damages suffered by Fan Pass or any of its Subsidiaries after the Spin-Off Date relating to, resulting from or arising out of the conduct of Fan Pass’s business prior to the Spin-Off Date for which Parent or any of its Subsidiaries would be entitled to assert, or cause any other Person to assert, a claim for recovery under any policy of insurance maintained by Parent or for the benefit of Parent or any of its Subsidiaries in respect of Fan Pass’s business, Parent or any of its Subsidiaries, any product of Fan Pass’s business or any Fan Pass employee, at the request of Fan Pass, Parent will use commercially reasonable efforts to assert and administer, or to assist Fan Pass or any of its Subsidiaries to assert and administer, one or more claims under such policy of insurance covering such Damage if Fan Pass or any of its Subsidiaries is not itself entitled to assert such claim, and any recovery in respect thereof will be paid to the Party suffering such Damages; provided, however, that all of Parent’s reasonable out-of-pocket costs and expenses incurred in connection with the foregoing, including retroactive or other premium increases, are immediately reimbursed by Fan Pass. Notwithstanding the foregoing, Parent will have the sole right to administer all such claims in any manner and take any actions as it determines to be appropriate except to the extent any such administration or actions may adversely affect the availability of insurance coverage, the amount of any such coverage, the applicability of any coverage and/or the availability of future coverage or coverage limits with respect to Fan Pass or any of its Subsidiaries, in which case any administration or actions by Parent shall only be taken after consultation with, and consent of, Fan Pass. Nothing in this Section 3.5. will affect or modify or be deemed to affect or modify in any way any Party’s obligations under Article IV of this Agreement.

3.6   Confidentiality. The Parties will keep strictly confidential any and all proprietary, technical, business, marketing, sales and other information disclosed to another Party in connection with the performance of this Agreement (the “Confidential Information”), and will not disclose the same or any part thereof to any third party, or use the same for their own benefit or for the benefit of any third party. The obligations of secrecy and nonuse as set forth herein will survive the termination of this Agreement for a period of five years. Excluded from this provision is any information available in the public domain and any information disclosed to any of the Parties by a third party who is not in breach of confidential obligations owed to another Person or entity. Notwithstanding the foregoing, each Party may disclose Confidential Information (a) to its bankers, attorneys, accountants and other advisors subject to the same confidentiality obligations imposed herein and (b) as may be required by law from time to time.

IV.     INDEMNIFICATION

4.1    Indemnification. Following the Spin-Off, each of the Parties will indemnify and hold harmless each other, their respective Subsidiaries and each of their respective officers, directors, employees, agents and representatives and each of the successors and assigns of any of the foregoing (each an “Indemnified Party” and collectively “Indemnified Parties”) from and against and will promptly defend such parties from and reimburse such parties for any and all losses, damages, costs, expenses, Liabilities, obligations and claims of any kind, including reasonable attorneys’ fees and other costs and expenses, (“Damages”) which such parties may directly or indirectly at any time suffer or incur or become subject to, as a result of or in connection with (a) any breach by the Parties of any representation or warranty in this Agreement, (b) the failure by the Parties to perform any covenant to be performed by each of the Parties or their respective Subsidiaries under this Agreement in whole or in part after the Spin-Off Date, and (c) the conduct of any business of the Parties or their Subsidiaries other than such Party’s business, including any indemnity or Liability thereof or any amount due or to become due in respect of the foregoing. Notwithstanding the above, Sharps or Parent will have no duty to provide indemnification for any action arising prior to the Share Exchange Closing and in the event of any damages arising against Sharps or Parent for any action related to the Spin-Off they will be fully indemnified by the Parent Principal.

4.2    Insurance Coverage. The indemnification to which any Party is entitled hereunder will be net of all insurance proceeds actually received, if any, by the indemnified Party with respect to the losses for which indemnification is provided in Section 4.1.

4.3     Right of Party to Indemnification. Each Party entitled to indemnification hereunder will be entitled to indemnification for losses sustained in accordance with the provisions of this Article IV regardless of any Law or public policy that would limit or impair the right of the Party to recover indemnification under the circumstances.

4.4    Indemnification Procedures. Any Party seeking indemnification under this Article IV for a third party claim (the “Indemnified Party”) must notify the Party from whom such indemnity is sought (the “Indemnifying Party”) in writing of any claim, demand, action or proceeding for which indemnification will be sought; provided, however, that the failure to so notify will not adversely impact the Indemnified Party’s right to indemnification hereunder except and solely to the extent that such failure to notify actually prejudices, or prevents the Indemnifying Party’s ability to defend such claim, demand, action or proceeding. The Indemnifying Party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Party. The Indemnified Party will have the right (i) to participate, at its own expense, with respect to any claim, demand, action or proceeding that is being diligently defended by the Indemnifying Party and (ii) to assume the defense of any claim, demand, action or proceeding at the cost and expense of the Indemnifying Party if the Indemnifying Party fails or ceases to defend the same. In connection with any such claim, demand, action or proceeding the Parties will cooperate with each other and provide each other with access to relevant books and records in their possession. If a firm written offer is made to the Indemnifying Party to settle any such claim, demand, action or proceeding solely in exchange for monetary sums to be paid by the Indemnifying Party (and such settlement contains a complete release of the Indemnified Party and its Subsidiaries and their respective directors, officers and employees) and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then (A) the Indemnifying Party will be excused from, and the Indemnified Party will be solely responsible for, all further defense of such claim, demand, action or proceeding, (B) the maximum liability of the Indemnifying Party relating to such claim, demand, action or proceeding will be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such claim, demand, action or proceeding is greater than the amount of the proposed settlement, and (C) the Indemnified Party will pay all attorneys’ fees and legal costs and expenses incurred after rejection of such settlement by the Indemnified Party; provided, however, that if the amount thereafter recovered by the third party from the Indemnified Party is less than the amount of the proposed settlement, the Indemnified Party will be reimbursed by the Indemnifying Party for such attorneys’ fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by the third party and the amount of the proposed settlement.

V.     CONDITIONS

5.1     Conditions to the Spin-Off. The obligations of the Parties to effect the Spin-Off are subject to the fulfillment (or waiver by Parent pursuant to Section 5.2) on or prior to the Spin-Off Date (provided that certain of such conditions will occur substantially contemporaneously with the Spin-Off) if Parent shall have determined on or prior to the Termination Date that the following conditions have been satisfied (or, if applicable, waived pursuant to Section 5.2):

(a)      the Parent Board shall have determined, in its sole discretion, to effect the Spin-Off;

(b)     Parent shall have determined that all actions or filings necessary or appropriate under applicable securities laws in connection with the Spin-Off shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority including but not limited to the approval of FINRA to the Spin-Off;

(c)      the S-1 Registration Statement will have been declared effective by the SEC;

(d)     the Common Stock to be distributed to Parent stockholders in the Spin-Off shall have been accepted for listing on the OTC Pink Marketplace or another securities exchange acceptable to each of Parent and Fan Pass in their discretion, subject to official notice of distribution; and

(e)     no order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Spin-Off or any of the transactions related thereto, shall be in effect, and no other event have occurred or failed to occur, including the initiation or threat of litigation, that Parent shall have determined is adverse to Parent or Fan Pass.

5.2     Waiver of Conditions. The conditions set forth in Section 5.1 (excluding the conditions set forth in Section 5.1(b), 5.1(c) and 5.1(d)) may be waived in the sole discretion of the Board of Directors of Parent. The conditions set forth in Section 5.1 (excluding the condition set forth in Section 5.1(b)) are for the sole benefit of Parent or Sharps and will not give rise to or create any duty on the part of Parent or Sharps or the Board of Directors of Parent or Sharps to waive or not waive any such conditions.

VI.     MISCELLANEOUS

6.1     Survival. The representations, warranties and covenants of the Parties contained in this Agreement or made pursuant to this Agreement will continue from and after the Spin-Off Date.

6.2     Amendment. This Agreement may be amended, modified or supplemented only by the written agreement of the Parties.

6.3     Waiver of Compliance. Except as otherwise provided in this Agreement, the failure by any Person to comply with any obligation, covenant, agreement or condition under this Agreement may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Person to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any Person thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.

6.4     Notices. All notices required or permitted pursuant to this Agreement must be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated below, or at such other address as a Party may provide by notice to the other:

If to Parent:

Friendable, Inc.
1821 S. Bascom Avenue
Campbell, CA 95008

Attn: Chief Executive Officer
Fax: (408) 542-0110

If to Fan Pass:

Friendable, Inc.
1821 S. Bascom Avenue
Campbell, CA 95008
Attn: Chief Executive Officer
Fax: (408) 542-0110

With a copy to:

Grushko & Mittman, P.C.
515 Rockaway Avenue
Valley Stream, New York 11581
Attn: Barbara R. Mittman, Esq.
Fax: (212) 697-3575

If to Sharps:

Sharps Technology Inc.
One Penn Plaza, 36th Floor
New York, NY 10119Attn: Executive Chairman
Attn: Chief Executive Officer
Email: medcap25@gmail.com

With a copy to:

Sichenzia Ross Ference Kesner LLP
61 Broadway, 32nd Floor
New York, NY 10006
Attn: Arthur Marcus, Esq.
Fax: 212 930 9725

6.5     Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.6     Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. None of the Parties may assign this Agreement, or any of their rights or liabilities hereunder, without the prior written consent of the other Parties hereto, and any attempt to make any such assignment without such consent will be null and void. Any such assignment will not relieve the Party making the assignment from any liability under this Agreement.

6.7     Severability. The illegality or partial illegality of any or all of this Agreement or any provision hereof, will not affect the validity of the remainder of this Agreement, or any provision hereof, and the illegality or partial illegality of this Agreement will not affect the validity of this Agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes this Agreement to no longer contain all of the material provisions reasonably expected by the Parties to be contained therein.

6.8     Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

6.9     Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

6.10     Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart. This Agreement, to the extent signed and delivered by means of a facsimile or other electronic transmission, will be treated in all respects as an original agreement and will be considered to have the same binding legal effect as if it were a signed original.

6.11    Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement.

6.12     Determinations by Parent, Fan Pass or Sharps. Any determination required or permitted hereby to be made or taken by Parent, Fan Pass or Sharps may be made or taken by it in its sole discretion and without consideration to the other or the other’s interests. The Parties hereby expressly disclaim any implied duties of good faith, fair dealing or any similar concept and expressly agree that this Agreement is to be interpreted without giving effect to prior practice or any alleged oral representations or assurances.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

FRIENDABLE, INC.

By: ________________________________________
Name: Robert Rositano
Title:

FAN PASS, INC.

By: _______________________________________
Name: Robert Rositano
Title:

SHARPS TECHNOLOGY, INC.

By: _______________________________________
Name:
Title: